Exhibit 99.1

For Immediate Release

SL Industries Announces 2011 Third Quarter Results

MT. LAUREL, NEW JERSEY, November 9, 2011 . . . SL INDUSTRIES, INC. (NYSE AMEX: SLI) announced today that its net sales for the quarter ended September 30, 2011, were $52.1 million, up 6% compared with net sales for the third quarter 2010 of $49.1 million.

Income from continuing operations for the quarter ended September 30, 2011 was $2.5 million, or $0.55 per diluted share, a 9% increase over income from continuing operations of $2.3 million, or $0.38 per diluted share, for the third quarter 2010.

Net income for the quarter ended September 30, 2011 was $2.3 million, or $0.50 per diluted share, compared to net income of $2.1 million, or $0.34 per diluted share for the third quarter of 2010.  Net income for the quarter ended September 30, 2011 included a net loss from discontinued operations of $0.3 million, or $0.05 per diluted share, compared to a net loss of $0.3 million, or $0.04 per diluted share, for the third quarter 2010.  The net losses from discontinued operations for the third quarter of 2011 and 2010 were generated by expenses related to environmental remediation, net of tax.

For the nine months ended September 30, 2011, net sales were $161 million, up 16% compared with net sales for the nine months ended September 30, 2010 of $139.1 million.

For the nine months ended September 30, 2011, income from continuing operations was $9.8 million, or $2.14 per diluted share, up 72% compared to income from continuing operations of $5.7 million, or $0.93 per diluted share, for the nine months ended September 30, 2010.

Net income for the nine months ended September 30, 2011 was $9.9 million, or $2.17 per diluted share, compared to net income of $4.2 million, or $0.69 per diluted share, for the nine months ended September 30, 2010.  Net income for the nine months ended September 30, 2011 included net income from discontinued operations of $0.1 million, or $0.03 per diluted share, compared to a net loss of $1.5 million, or $0.24 per diluted share, for the nine months ended September 30, 2010. Net income from discontinued operations for the nine months ended September 30, 2011 was generated by a $0.8 million non-cash gain from a favorable tax settlement associated with the company’s former German subsidiary, which was sold in January 2003.  This income was partially off-set by losses related to environmental remediation, net of tax.  The majority of the loss for the nine months ended September 30, 2010 was related to a $1.3 million pre-tax charge for environmental remediation at the Company’s closed facility located in Camden, New Jersey.

Division Results
SLPE (SL Power Electronics Corp.)

SLPE designs, manufactures, markets high-reliability power conversion, motion control, and electronic protection equipment designed for medical, aerospace, computer, datacom, industrial, telecom, transportation and utility applications.
For the quarter ended September 30, 2011, SLPE’s income from operations was $2.0 million, down 9% from the third quarter 2010.  Net sales for the quarter were $24.3 million, up 16% over the second quarter 2010. While net sales increased 16%, income from operations were negatively impacted by product mix, unfavorable foreign currency exchange rates and higher selling, general and administrative costs on higher sales volume.

For the year-to-date ended September 30, 2011, SLPE’s income from operations was $6.3 million, up 40% from the year-to-date ended September 30, 2010.  Net sales year-to-date were $68.6 million, up 17% over year-to-date 2010.

High Power Group [HPG] (Teal Electronics Corp. and MTE Corp.)

TEAL Electronics designs and manufactures custom power subsystems for equipment used in medical, semiconductor, communications, and industrial markets.  MTE is an international supplier of power quality products designed to improve the reliability of power electronic systems and adjustable frequency drives.

For the quarter ended September 30, 2011, HPG’s income from operations was $1.1 million, down 24% from the third quarter 2010.  Net sales for the quarter were $14.1 million, down 4% over the third quarter 2010. Income from operations was negatively affected by unfavorable foreign currency exchange rates, higher engineering and product development costs and to a lesser extent higher selling, general and administrative costs.

For the year-to-date ended September 30, 2011, HPG’s income from operations was $5.6 million, up 52% from the year-to-date ended September 30, 2010.  Net sales year-to-date were $48.9 million, up 19% over year-to-date 2010.

SL-MTI (SL Montevideo Technology, Inc.)

SL-MTI designs and manufactures precision, high performance electric motors, drives, controllers and precision winding components for the aerospace, medical, military, and industrial markets.

For the quarter ended September 30, 2011, SL-MTI’s income from operations was $1.4 million, up 13% from the third quarter 2010.  Net sales for the quarter were $8.5 million, up 6% over the third quarter 2010. During the current quarter, SL-MTI benefited from improved gross margins, while keeping operating costs (engineering and product development, selling, general and administrative costs) relatively flat as a percentage of net sales.

For the year-to-date ended September 30, 2011, SL-MTI’s income from operations was $4.6 million, up 43% from the year-to-date ended September 30, 2010.  Net sales year-to-date were $26.9 million, up 17% over year-to-date 2010.

RFL (RFL Electronics, Inc.)

RFL provides a wide range of communications and relaying products, application support and customized systems to the Electric Utilities, Oil and Gas markets, Railroad and Transportation industries, Government agencies and engineering consulting firms.

For the quarter ended September 30, 2011, RFL’s income from operations was $0.6 million, up 12% from the third quarter 2010.  Net sales for the quarter were $5.2 million, down 3% over the third quarter 2010. While net sales were down 3% on a comparative basis, income from operations benefited from improved sales and product mix.

For the year-to-date ended September 30, 2011, RFL’s income from operations was $2.0 million, down 14% from the year-to-date ended September 30, 2010.  Net sales year-to-date were $16.5 million, down 1% from year-to-date 2010.

Corporate

Corporate expenses for the quarter ended September 30, 2011, exclusive of discontinued operations, decreased 31% to $1.5 million from the quarter ended September 30, 2010.

Corporate expenses for the year-to-date ended September 30, 2011, exclusive of discontinued operations, decreased 15% to $4.3 million from year-to-date ended September 30, 2010.

Discontinued Operations

Discontinued operations consist primarily of costs related to environmental matters at five sites in the state of New Jersey that were locations of operations discontinued by the Company. For the quarter ended September 30, 2011, the Company incurred in discontinued operations pre-tax expenses of $0.4 million related to environmental work and legal expenses related to these sites.

The Company is involved in on-going negotiations with the US Department of Justice and the US Environmental Protection Agency regarding remediation and past costs for operable units 1 and 2 located on or near its Pennsauken site which was named as part of the Puchack Well Field Superfund Site in 1998. Historically, a Company wholly-owned subsidiary operated a chrome plating facility at the site referred to as operable unit 2. The ultimate outcome of this matter and other environmental issues is inherently uncertain.

Cash and Liquidity

At September 30, 2011, the Company had cash and cash equivalents of $2.4 million up from $1.4 million at year end 2010.  Year-to-date 2011 the Company recorded net cash provided by operating activities of $9.8 million, compared to $2.8 million in net cash provided by operating activities year-to-date ended September 30, 2010. Outstanding debt totaled $2.5 million at September 30, 2011, which is all current and the Company was in compliance with all debt covenants.  The Company’s credit facility had $37.0 million of availability as of September 30, 2011 and was amended on July 20, 2011 to extend its expiration to July 1, 2012.

About SL Industries, Inc.

SL Industries, Inc. designs, manufactures and markets power electronics, power motion, power protection, tele-protection and communications equipment and systems that is used in a variety of medical, aerospace, computer, datacom, industrial, telecom, transportation and electric power utility applications. For more information about SL Industries, Inc. and its products, please visit the Company’s web site at www.slindustries.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following:  the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports.  In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

SL INDUSTRIES, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,394	$1,374
Receivables, net	32,207	30,753
Inventories, net	24,730	22,225
Other current assets	6,549	6,737
Total current assets	65,880	61,089

Property, plant and equipment, net	9,659	8,921
Intangible assets, net	26,161	26,768
Other assets	8,127	8,121
Total assets	$109,827	$104,899

LIABILITIES & SHAREHOLDERS' EQUITY
Debt, current portion	$2,500	$9,800
Current liabilities, excluding debt, current portion	33,702	31,168
Other liabilities	14,993	16,682
Shareholders' equity	58,632	47,249
Total liabilities and shareholders' equity	$109,827	$104,899

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net sales	$52,092	$49,141	$160,952	$139,064

Cost and expenses:
Cost of products sold	36,011	33,120	$108,720	93,842
Engineering and product development	3,447	3,386	$9,933	9,567
Selling, general and administrative	8,440	8,756	$25,908	24,697
Depreciation and amortization	656	709	$2,200	2,281
Total cost and expenses	48,554	45,971	$146,761	130,387

Income from operations	3,538	3,170	$14,191	8,677
Other income (expense):
Amortization of deferred financing costs	(32)	(61)	(185)	(182)
Fire related (loss) gain, net	0	(1)	277	(109)
Interest income	0	1	1	2
Interest expense	(33)	(7)	(171)	(49)

Income from continuing operations before income taxes	3,473	3,102	$14,113	8,339

Income tax provision	936	777	4,358	2,675
Income from continuing operations	2,537	2,325	$9,755	5,664
(Loss) income from discontinued operations, net of tax	(261)	(267)	$142	(1,466)
Net income	$2,276	$2,058	$9,897	$4,198

Basic net income (loss) per common share
Income from continuing operations	$0.56	$0.38	$2.16	$0.93
(Loss) income from discontinued operations, net of tax	(0.06)	(0.04)	0.03	(0.24)
Net income	$0.50	$0.34	$2.19	$0.69

Diluted net income (loss) per common share
Income from continuing operations	$0.55	$0.38	$2.14	$0.93
(Loss) income from discontinued operations, net of tax	(0.05)	(0.04)	0.03	(0.24)
Net income	$0.50	$0.34	$2.17	$0.69

Shares used in computing basic net income (loss) per common share	4,556	6,043	4,524	6,065

Shares used in computing diluted net income (loss) per common share	4,591	6,079	4,570	6,100

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net income	$2,276	$2,058	$9,897	$4,198
Other comprehensive income, net of tax:
Foreign currency translation	(154)	32	(52)	23
Comprehensive income	$2,122	$2,090	$9,845	$4,221

Contact

SL Industries, Inc.
Louis J. Belardi
Chief Financial Officer
E-mail:  louis.belardi@slindustries.com
Phone:  856.727.1500  x5525